Exhibit 99.1

AT VITAL IMAGES:	AT PADILLA SPEER BEARDSLEY:
Michael H. Carrel	Nancy A. Johnson, (612) 455-1745
Chief Operating Officer and	Marian Briggs, (612) 455-1742
Chief Financial Officer	njohnson@psbpr.com/mbriggs@psbpr.com
(952) 487-9500
www.vitalimages.com

FOR IMMEDIATE RELEASE

VITAL IMAGES REPORTS PRELIMINARY SECOND QUARTER FINANCIAL RESULTS
AND REVISED FULL YEAR 2007 REVENUE GUIDANCE

Conference call at 4 p.m. CT today

Minneapolis, July 10, 2007 — Vital Images, Inc. (NASDAQ: VTAL), a leading provider of enterprise-wide advanced visualization and analysis solutions, today announced preliminary second quarter 2007 revenue of approximately $15.1 million to $15.4 million, versus $16.9 million reported in the second quarter of 2006. The second quarter 2007 net loss per share is expected to range from $0.02 to $0.05, compared to net income per diluted share of $0.09 recorded in the second quarter of 2006.

The company’s second quarter results are preliminary and subject to management and the company’s independent auditor completing their customary quarterly closing and review procedures.

“We are extremely disappointed with our second quarter results,” said Jay D. Miller, president and chief executive officer. “After posting year-over-year quarterly revenue growth of at least 30 percent for 10 consecutive quarters, we were not able to deliver the level of performance we expected. We are focused on analyzing the internal execution issues and the external factors that caused the decline. Our top priority is to regain our sales momentum.”

In recent years, Vital Images has successfully diversified its revenue streams. While most revenue sources have contributed strong growth in past quarters, performance has varied. After a strong 2006 fourth quarter and 2007 first quarter, sales from distribution partner Toshiba totaled $3.4 million in the 2007 second quarter versus $3.9 million a year ago. Sales through McKesson, Vital Images’ leading partner in the IT/PACS market, were disappointing, as were international and direct sales. Maintenance and services revenue, however, rose substantially in the just-completed quarter.

Miller continued, “Despite these results, we remain confident in the long-term market for enterprise-wide advanced visualization and analysis solutions and our ability to deliver exceptional products and services to doctors and their patients. In addition, our cash and investment position remains strong, increasing to approximately $176 million as of June 30, 2007, up from $169.2 million as of March 31, 2007.”

The company will continue to devote resources to R&D to develop applications focused on cardiovascular disease and oncology, PACS intergration, and Web-based solutions that help physicians across the hospital enterprise better serve their patients. Vitrea® 4.0 and ViTALConnect® 4.1, which were delayed, will be launched as soon as possible. Vital Images is continuing to invest in Europe, where the company established an office in 2006 and has a sizeable customer base; management believes there is untapped opportunity in Europe.

 Revised Full Year 2007 Guidance

Vital Images revised its forward-looking revenue guidance for the full year ending December 31, 2007, and currently is expecting revenue of approximately $75 million to $80 million, compared with revenue of $70.5 million in 2006. The company’s prior revenue guidance was $90 million to $95 million. The company will provide net income guidance with its full second quarter financial results release, which is tentatively scheduled for August 7, 2007.

Conference Call Today at 4:00 p.m. CT

The company will host a Webcast and conference call today, Tuesday, July 10, at 4:00 p.m. CT, to discuss the preliminary second quarter 2007 results and revenue guidance for the remainder of 2007. To access this Webcast, go to the investors’ portion of the company’s Website, www.vitalimages.com, and click on the Webcast icon.

If you wish to listen to an audio replay of the conference call, dial (800) 405-2236 and enter conference call ID # 11093280. The audio replay will be available beginning at 6:00 p.m. CT on Tuesday, July 10, 2007 through 6:00 p.m. CT on Tuesday, July 17, 2007.

About Vital Images

Vital Images, Inc., headquartered in Minneapolis, is a leading provider of enterprise-wide advanced visualization and analysis software solutions. The company’s technology gives radiologists, cardiologists, oncologists and other medical specialists time-saving productivity and communications tools that can be accessed throughout the enterprise and via the Web for easy use in the day-to-day practice of medicine. For more information, visit www.vitalimages.com.

Forward-looking Statements

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties which could cause results to differ materially from those projected, including but not limited to dependence on market growth, challenges associated with international expansion, the timely availability and acceptance of new products, the impact of competitive products and pricing, dependence on major customers, fluctuations in quarterly results, third-party reimbursement and other factors detailed from time to time in Vital Images’ SEC reports, including its annual report on Form 10-K for the year ended December 31, 2006.

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